ELECTRIC UTILITY INDUSTRY LEADER TOM KUHN JOINS ANTERIX BOARD OF DIRECTORS AS VICE CHAIRMAN

Kuhn brings decades of experience leading energy industry initiatives to the Anterix Board

WOODLAND PARK, NJ, January 3, 2024 — Anterix (NASDAQ: ATEX) announced today that Thomas R. Kuhn has joined the Anterix Board of Directors as its Vice Chairman after more than thirty years as President and CEO of the Edison Electric Institute (“EEI”), the trade association representing U.S. investor-owned electric utilities.

“Throughout Tom’s tenure at EEI, he has exemplified visionary leadership and has achieved countless public policy and operational milestones for the utility industry,” said Anterix Executive Chairman Morgan O’Brien. “That Tom chose to join Anterix’s Board after leaving the helm of EEI is a testament to the power of Anterix’s mission to enable the evolution of the grid and transform the communications capabilities of the utility sector.”

“We are thrilled to welcome Tom to our Board and to have him join the industry-wide movement driving utility private broadband, in support of a secure and resilient clean energy future,” added Anterix President & CEO Rob Schwartz. “Tom’s perspective and his legendary track record as an energy statesman and a consensus-builder among energy industry leaders and on Capitol Hill will be strategically valuable to our partners and to Anterix.”

“I am extremely excited to join Anterix as Vice Chairman. For all the challenges and opportunities we are facing as a sector—wildfires, decarbonization, distributed energy, cybersecurity and much more—we need a collective industry communications platform solution,” said Kuhn. “The Anterix team and their commitment to the utility sector gives us the path toward that collective solution. With our first six customers in 15 states, a growing pipeline of utilities pursuing private wireless broadband, and our 100+ vendor community, the benefits that we can realize together across the sector through scale, scope, and mutual assistance will be transformational.”

Before joining EEI, Kuhn was president of the American Nuclear Energy Council, and headed the energy section of the investment banking firm, Alex Brown and Sons. Prior to that, he was White House Liaison Officer to the Secretary of the Navy.

Kuhn previously served on the Secretary of Energy’s advisory board and the board of the U.S. Chamber of Commerce. He also has served on the boards of the Alliance to Save Energy, the United States Energy Association, and the U.S. Navy Memorial Foundation. He is Chairman Emeritus of the Committee of 100 of the U.S. Chamber of Commerce, the American Society of Association Executives, and the National Multiple Sclerosis Society.

Kuhn holds a Bachelor of Science degree in economics from Yale University and served as a Naval Officer following his graduation. He also earned a Master of Business Administration from George Washington University.

Shareholder Contact

Natasha Vecchiarelli
Vice President, Investor Relations & Corporate Communications
Anterix
973-531-4397
nvecchiarelli@anterix.com

Media Contact

Paul Gaige
Vice President
Hill+Knowlton Strategies
504-957-1434
Paul.Gaige@hkstrategies.com

About Anterix

At Anterix, we partner with leading utilities and technology companies to harness the power of 900 MHz broadband for modernized grid solutions. Leading an ecosystem of more than 100 members, we offer utility-first solutions to modernize the grid and solve the challenges that utilities are facing today. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable private LTE solutions that support cutting-edge advanced communications capabilities for a cleaner, safer, and more secure energy future. To learn more and join the 900 MHz movement, please visit www.anterix.com.